UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2005

SKY PETROLEUM, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada
 (State or Other Jurisdiction of Incorporation)

333-99455 (Commission File Number)	32-0027992 (IRS Employer Identification No.)

108 Wild Basin Road
Austin, TX 78746
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (780) 443-3014

SEASIDE EXPLORATION, INC.
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Participation Agreement

On June 29, 2005, Sky Petroleum, Inc. (“Company”) announced that the Company’s indirect, wholly-owned subsidiary, Sastaro Limited (“Sastaro”), amended the payment terms of the Participation Agreement, dated May 18, 2005, by and between Sastaro and Buttes Gas and Oil Co. International Inc. (“BGOI”), a wholly-owned subsidiary of Crescent Petroleum Company International Limited, pursuant to which Sastaro will participate in an off-shore oil and gas project in the United Arab Emirates (the “Participation Agreement”). Under the terms of amendment, the parties agreed to restructure the US$5.0 million due on June 30, 2005, to reduce the payment to US$2.5 million and to defer the payment of the remaining US$2.5 until July 15, 2005. On June 30, 2005, Sastaro satisfied its payment obligation under the amended Participation Agreement.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2005, the Company received bridge loans in the aggregate amount of US$1.5 million to fund a portion of Sastaro’s financial commitments pursuant to the Participation Agreement. In connection with this financing, the Company issued demand promissory notes, bearing interest at eight percent (8%) per annum. In addition, the Company received a US$1.0 million advance in connection with subscriptions tendered in connection with a private placement of shares of common stock at $0.80 per share.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKY PETROLEUM, INC. (Registrant)

Dated: July 6, 2005	By: /s/ Daniel Meyer Daniel Meyer President